Japanese Business Report (for the Registrant's 99th period from April 1, 2002 through March 31, 2003), consisting of 16 pages (including cover pages). The report included the following sections:

     I. Message to shareholders from Chairman Okuda and President Cho, including a brief discussion of dividend payments for the period

     II. Graphic presentation of five-year history of changes in unconsolidated and consolidated unit sales, net sales, net income, and net income per share

     III. Topics section describing in sequence major developments and product introductions for each quarterly period

     IV.  Photographic presentation of major new products

     V. Photographic presentation of the registrant's fuel cell hybrid vehicle (FCHV) project

     VI. Summary of unconsolidated financial statements including statements of income, appropriation of retained earnings and balance sheets

     VII. Summary of consolidated financial statements including statements of income and balance sheets

     VIII. Shareholder information

     IX.  List of directors and corporate auditors

     X. Back cover setting forth addresses and other general information


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